Exhibit 3.1

FORM OF

RESTATED

CERTIFICATE OF INCORPORATION

OF

PRIMERICA, INC.

Pursuant to Sections 242 and 245 of the

Delaware General Corporation Law

Primerica, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

1. The name of the Corporation is Primerica, Inc. The Corporation was originally incorporated under the name Puck Holding Company, Inc. pursuant to the original certificate of incorporation of the Corporation filed with the office of the Secretary of State of the State of Delaware on October 26, 2009. The original certificate of incorporation was amended by the Certificate of Amendment to the Certificate of Incorporation filed with the office of the Secretary of State of the State of Delaware on November 5, 2009.

2. This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the sole stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the GCL.

3. This Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

4. The text of the Certificate of Incorporation is amended and restated in its entirety as follows:

FIRST: The name of the Corporation is Primerica, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL.

FOURTH:

A. Authorized Capital Stock. The total number of shares of stock which the Corporation shall have the authority to issue is 510,000,000 shares, consisting of (a) 500,000,000 shares of common stock with a par value of $0.01 per share (the “Common Stock”), which may be issued in two series: (i) voting common stock (“Voting Common Stock”) and (ii) non-voting common stock (“Non-Voting Common Stock”); and (b) 10,000,000 shares of preferred stock with a par value of $0.01 per share (the “Preferred Stock”). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by such affirmative vote of the votes entitled to be cast thereon as may be required at that time by the GCL.

B. Voting Common Stock and Non-Voting Common Stock.

(i) Ranking. The preferences, limitations and rights of the Voting Common Stock and Non-Voting Common Stock, and the qualifications and restriction thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Certificate of Incorporation.

(ii) Voting. Except as otherwise required by law or in this Certificate of Incorporation (as it may be hereafter be amended, including by the filing of a certificate of designations with respect to any series of Preferred Stock), with respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of any outstanding shares of the Voting Common Stock shall vote together as a single class, and every holder of the Voting Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Voting Common Stock standing in such holder’s name. Except as otherwise required by law or in this Certificate of Incorporation (as it may be hereafter be amended), the holders of the outstanding shares of Non-Voting Common Stock shall not be entitled to vote on any matter.

(iii) Amendments Affecting Stock. So long as any shares of Non-Voting Common Stock are outstanding, the Corporation shall not, without such affirmative vote of the votes entitled to be cast on the amendment by the holders of outstanding shares of Non-Voting Common Stock voting as a single class as may be required at that time by the GCL, (i) amend, alter or repeal any provision of this Section B of this Article FOURTH so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Non-Voting Common Stock as compared to those of the Voting Common Stock or (ii) take any other action upon which class voting of the Non-Voting Common Stock is required by law.

(iv) Dividends; Changes in Stock. No dividend or distribution may be declared or paid on any share of Voting Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Non-Voting Common Stock, nor shall any dividend or distribution be declared or paid on any share of Non-Voting Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Voting Common Stock, in each case without preference or priority of any kind; provided, however, that if dividends are declared that are payable in shares of Voting

Common Stock or in Non-Voting Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Voting Common Stock or Non-Voting Common Stock, dividends shall be declared that are payable at the same rate on both series of Common Stock and dividends payable in shares of Voting Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Voting Common Stock shall be payable to holders of Voting Common Stock and dividends payable in shares of Non-Voting Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Non-Voting Common Stock shall be payable to holders of Non-Voting Common Stock. If the Corporation in any manner subdivides or combines the outstanding shares of Non-Voting Common Stock, the outstanding shares of Voting Common Stock shall be proportionately subdivided or combined, as the case may be. Similarly, if the Corporation in any manner subdivides or combines the outstanding shares of Voting Common Stock, the outstanding shares of Non-Voting Common Stock shall be proportionately subdivided or combined, as the case may be.

(v) Liquidation. Shares of Non-Voting Common Stock shall rank pari passu with shares of Voting Common Stock as to distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Corporation.

(vi) Merger or Consolidation. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Voting Common Stock and Non-Voting Common Stock shall be entitled to receive the same per share consideration as the per share consideration, if any, received by the holders of each share of such other series of Common Stock.

(vii) Conversion of Non-Voting Common Stock.

Elective Conversion by Holder. Any share of Non-Voting Common Stock may be converted at the election of its holder into one share of Voting Common Stock at any time. To convert any share of Non-Voting Common Stock into a share of Voting Common Stock, the holder thereof shall surrender the certificate or certificates for such shares (if any) at the office of the transfer agent for the Non-Voting Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Non-Voting Common Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for the shares of Voting Common Stock to be issued. If required by the Corporation, certificates (if any) surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. Such conversion shall be effective on the date (the “Surrender Date”) of receipt of such certificates (if any) and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent). The Corporation shall, as soon as practicable after the Surrender Date, issue and deliver at such office to such holder, or to his, her or its nominees, a certificate or certificates for the number of shares of Voting Common Stock to which such holder shall be entitled, or definitive evidence of issuance of such shares of Voting Common Stock in uncertificated form to such holder, together with cash in lieu of any fraction of a share.

Automatic Conversion upon Transfer. Upon a transfer of any shares of Non-Voting Common Stock to a non-affiliate of the holder, the shares of Non-Voting Common Stock so transferred shall automatically, without any action on part of the transferor, the transferee or the Corporation, or any other person or entity, be converted into an equal number of shares of Voting Common Stock upon the consummation of such transfer. Upon surrender of the certificate or certificates (if any) representing the shares so transferred and converted, or other definitive evidence of such transfer, to the transfer agent, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates or other definitive evidence representing the shares of Voting Common Stock into which such transferred shares have been converted.

Effect of Conversion. All shares of Non-Voting Common Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights of the converting holder to the shares of Non-Voting Common Stock so converted shall immediately cease and terminate on the Surrender Date, except only the right of such holder to receive the shares of Voting Common Stock into which the shares of Non-Voting Common Stock have been converted and the right to payment of any declared but unpaid dividends on such shares.

C. Preferred Stock. The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series as may be permitted by the GCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative)

at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

D. Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class or series of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class or series, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class or series of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class or series, and as otherwise permitted by law.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. The Board of Directors shall consist of not less than three or more than fifteen members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors which the Corporation would have if there were no vacancies at the time such resolution is adopted.

C. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2011 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 2012 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 2013 annual meeting of stockholders. At each succeeding annual meeting of stockholders beginning in 2011, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned by the Board of Directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

D. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

E. Subject to the provisions of Article TENTH of this Restated Certificate of Incorporation and the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled only by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Subject to the provisions of Article TENTH of this Restated Certificate of Incorporation and the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause at a duly called meeting of stockholders at which a quorum is present and only by the affirmative vote of at least sixty-six and two third percent (66 2/3%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.

F. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors which would have been valid if such By-Laws had not been adopted.

G. Notwithstanding any other provision of this Restated Certificate of Incorporation, after Citigroup Inc., a Delaware corporation (“Citi”), ceases to beneficially own (as such term is defined in Rule 16a-1(a)(2) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) fifty percent (50%) or more of the shares of Common Stock entitled to be voted by the holders of the then outstanding Common Stock, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation shall be required to amend, alter, repeal or adopt any provision as part of this Restated Certificate of Incorporation inconsistent with the purpose and intent of this Article FIFTH. Neither the amendment, alteration, termination or repeal of this Article FIFTH nor the adoption of any provision inconsistent with this Article FIFTH shall eliminate or reduce the effect of this Article FIFTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article FIFTH, would accrue or arise, prior to such amendment, alteration, termination, repeal or adoption.

SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH: In anticipation that the Corporation and Citi may engage in the same or similar business activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Citi (including service of officers and directors of Citi as directors of the Corporation), the provisions of this Article SEVENTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Citi and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

A. Subject to any contractual provisions to the contrary, Citi shall have the right to, and shall have no duty to refrain from: (i) engaging in the same or similar business activities or lines of business as the Corporation; (ii) doing business with any client or customer of the Corporation; and (iii) employing or otherwise engaging any officer or employee of the Corporation, and neither Citi nor any officer or director thereof (except as provided in Section B of this Article SEVENTH) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of Citi or of such person’s participation therein. In the event that Citi acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Citi and the Corporation, Citi shall have no duty to communicate or present such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that Citi pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity or does not present such corporate opportunity to the Corporation.

B. If a director or officer of the Corporation who is also a director or officer of Citi acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and Citi, such director or officer of the Corporation: (i) shall have fully satisfied and fulfilled such person’s fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity; (ii) shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that Citi pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not present such corporate opportunity to the Corporation; (iii) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of the Corporation for the purposes of this Restated Certificate of Incorporation; and (iv) shall be deemed not to have breached such person’s duty of loyalty to the Corporation or its stockholders or to have derived an improper personal benefit therefrom for the purposes of this Restated Certificate of Incorporation, if such director or officer acts in good faith in a manner consistent with the following policy:

(i) a corporate opportunity offered to any person who is an officer of the Corporation and who is also a director but not an officer of Citi shall belong to the Corporation, unless such opportunity is expressly offered to such person solely in his or her capacity as a director of Citi in which case such opportunity shall belong to Citi;

(ii) a corporate opportunity offered to any person who is a director but not an officer of the Corporation and who is also a director or officer of Citi shall belong to the Corporation only if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation and otherwise shall belong to Citi; and

(iii) a corporate opportunity offered to any person who is an officer of both the Corporation and Citi shall belong to Citi unless such opportunity is expressly offered to such person solely in his or her capacity as an officer of the Corporation, in which case such opportunity shall belong to the Corporation.

C. For the purposes of this Article SEVENTH, “corporate opportunities” shall include, but not be limited to, business opportunities that the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are ones in which the Corporation has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Citi or its officers or directors will be brought into conflict with that of the Corporation.

D. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article SEVENTH.

E. If any contract, agreement, arrangement or transaction between the Corporation and Citi involves a corporate opportunity and is approved in accordance with the procedures set forth in Article EIGHTH of this Restated Certificate of Incorporation, Citi and its officers and directors shall also for the purposes of this Article SEVENTH and the other provisions of this Restated Certificate of Incorporation: (i) have fully satisfied and fulfilled their fiduciary duties to the Corporation and its stockholders; (ii) be deemed to have acted in good faith and in a manner such persons reasonably believe to be in and not opposed to the best interests of the Corporation; and (iii) be deemed not to have breached their duties of loyalty to the Corporation and its stockholders and not to have derived an improper personal benefit therefrom. Any such contract, agreement, arrangement or transaction involving a corporate opportunity not so approved shall not by reason thereof result in any such breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal benefit, but shall be governed by the other provisions of this Article SEVENTH, this Restated Certificate of Incorporation, the By-Laws, the GCL and other applicable law.

F. Notwithstanding anything in this Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Restated Certificate of Incorporation or the GCL, until the occurrence of the Operative Date (as defined below), the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation shall be required to amend, alter or repeal, or adopt any provision inconsistent with, any provision of this Article SEVENTH. Neither the amendment, alteration, termination or repeal of this Article SEVENTH nor the adoption of any provision inconsistent with this Article SEVENTH shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, alteration, termination, repeal or adoption.

G. For purposes of this Article SEVENTH:

(i) “Citi” means Citigroup Inc., a Delaware corporation, all successors to Citigroup Inc. by way of merger, consolidation or sale of all or substantially all of its assets, and all corporations, partnerships, joint ventures, limited liability companies, associations and other entities (a) in which Citigroup Inc. owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (b) of which Citigroup Inc. otherwise directly or indirectly controls or directs the policies or operations or (c) which would be considered subsidiaries of Citigroup Inc. within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act of 1933, as amended, now or hereafter existing, but shall not include the Corporation;

(ii) the “Corporation” means the Corporation and all corporations, partnerships, joint ventures, limited liability companies, trusts, associations and other entities in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests; and

(iii) “Operative Date” means the first date on which Citi ceases to beneficially own (as such term is defined in Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act), in the aggregate, shares entitled to twenty percent (20%) or more of the votes entitled to be cast by the holders of the then outstanding Common Stock.

H. Following the Operative Date, any contract, agreement, arrangement or transaction involving a corporate opportunity not approved or allocated as provided in this Article SEVENTH shall not by reason thereof result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal benefit, but shall be governed by the other provisions of this Restated Certificate of Incorporation, the By-Laws, the GCL and other applicable law.

EIGHTH: In anticipation that the Corporation and Citi may enter into contracts or otherwise transact business with each other and that the Corporation may derive benefits therefrom, the provisions of this Article EIGHTH are set forth to regulate and define certain contractual relations and other business relations of the Corporation as they may involve Citi, and the powers, rights, duties and liabilities of the Corporation in connection therewith. The provisions of this Article EIGHTH are in addition to, and not in limitation of, the provisions of the GCL and the other provisions of this Restated Certificate of Incorporation. Any contract or business relation that does not comply with the procedures set forth in this Article EIGHTH shall not by reason thereof be deemed void or voidable or result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal benefit, but shall be governed by the provisions of this Restated Certificate of Incorporation, the By-Laws, the GCL and other applicable law.

A. No contract, agreement, arrangement or transaction between the Corporation and Citi shall be void or voidable solely for the reason that Citi is a party thereto, and Citi (i) shall have fully satisfied and fulfilled its fiduciary duties to the Corporation and its stockholders with respect thereto; (ii) shall not be liable to the Corporation or its stockholders for any breach of fiduciary duty by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction; (iii) shall be deemed to have acted in good faith and in a manner it reasonably believed to be in and not opposed to the best interests of the Corporation for purposes of this Restated Certificate of Incorporation; and (iv) shall be deemed not to have breached its duties of loyalty to the Corporation and its stockholders and not to have derived an improper personal benefit therefrom for the purposes of this Restated Certificate of Incorporation, if:

(i) the material facts as to such contract, agreement, arrangement or transaction are disclosed to or are known by the Board of Directors or the committee thereof that authorizes such contract, agreement, arrangement or transaction, and the Board of Directors or such committee in good faith authorizes such contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

(ii) the material facts as to such contract, agreement, arrangement or transaction are disclosed to or are known by the holders of shares of Common Stock entitled to vote thereon, and such contract, agreement, arrangement or transaction is specifically approved in good faith by the affirmative vote of a majority of the votes entitled to be cast thereon by the holders of the then outstanding Common Stock, except shares of Common Stock that are beneficially owned (as such term is defined in Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act) or the voting of which is controlled by Citi; or

(iii) such contract, agreement, arrangement or transaction, judged according to the circumstances at the time of the commitment, is fair to the Corporation.

B. Directors of the Corporation who are also directors or officers of Citi may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes such contract, agreement, arrangement or transaction. Shares of Common Stock owned by Citi may be counted in determining the presence of a quorum at a meeting of stockholders called to authorize such contract, agreement, arrangement or transaction.

C. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation will be deemed to have notice of and to have consented to the provisions of this Article EIGHTH.

D. For purposes of this Article EIGHTH, any contract, agreement, arrangement or transaction with any corporation, partnership, joint venture, limited liability company, trust, association or other entity in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, or with any officer or director thereof, shall be deemed to be a contract, agreement, arrangement or transaction with the Corporation.

E. For the purpose of this Article EIGHTH, “Citi” and the “Operative Date” have the meanings set forth in Article SEVENTH of this Restated Certificate of Incorporation.

F. Notwithstanding anything in this Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Restated Certificate of Incorporation or the GCL, until the occurrence of the Operative Date, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation shall be required to amend, alter or repeal, or adopt any provision inconsistent with, any provision of this Article EIGHTH. Neither the amendment, alteration or repeal of this Article EIGHTH nor the adoption of any provision inconsistent with this Article EIGHTH shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, alteration, repeal or adoption.

NINTH: A. In anticipation that Citi will remain a stockholder of the Corporation and may have continued contractual, corporate and business relations with the Corporation, the provisions of this Article NINTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may impact Citi and its legal and regulatory status.

B. The Corporation shall not, without the prior written consent of Citi (which shall not be unreasonably withheld, conditioned or delayed), engage, directly or indirectly, in any act or activity, which, to the knowledge of the Corporation, would: (i) require Citi to obtain any approval, consent or authorization of or otherwise become subject to any statute, rule, regulation, ordinance, order, decree or other legal restriction of any federal, state, local or foreign governmental, administrative or regulatory authority, agency or instrumentality (collectively, “Applicable Law”); or (ii) cause any director of the Corporation who is also a director or officer of Citi to be ineligible to serve, or prohibited from serving, as a director of the Corporation or, in the case where such person is a director or Citi, ineligible to serve as a director of Citi under or pursuant to any Applicable Law. Citi shall not be liable to the Corporation or its stockholders, in each case, for breach of any fiduciary duty by reason of the fact that Citi gives or withholds any consent for any reason in connection with this Article NINTH. No vote cast or other action taken by any person who is an officer, director or other representative of Citi which vote is cast or action is taken by such person in his or her capacity as a director of the Corporation shall constitute a consent of Citi for the purpose of this Article NINTH. For purposes of this Article NINTH, the Corporation shall be deemed to have knowledge of (x) all Applicable Laws in effect on the date hereof and of all Applicable Laws in effect immediately prior to taking any action or engaging in any activity which would have any of the effects contemplated by clause (i) or (ii) above and (y) all of the businesses and activities in which Citi is engaged on the date hereof and of all businesses and activities in which Citi is engaged immediately prior to taking any action or engaging in any activity which would have any of the effects contemplated by clause (i) or (ii) above, in each case to the extent that such business or activity is disclosed in the public domain.

C. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article NINTH.

D. For purposes of this Article NINTH, the “Corporation” and the “Operative Date” have the meanings set forth in Article SEVENTH of this Restated Certificate of Incorporation, and, subject to Section (E) of this Article NINTH, “Citi” has the meaning set forth in Article SEVENTH of this Restated Certificate of Incorporation.

E. For purposes of Section B of this Article NINTH, “Citi” means Citigroup Inc. and its successors by way of merger, consolidation or sale of all or substantially all of its assets (and not any other corporation, partnership, joint venture, limited liability company, trust, association or other entity).

F. Notwithstanding anything in this Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Restated Certificate of Incorporation or the GCL, until the occurrence of the Operative Date, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the corporation shall be required to amend, alter or repeal, or adopt any provision inconsistent with, any provision of this Article NINTH. Neither the amendment, alteration or repeal of this Article NINTH nor the adoption of any provision inconsistent with this Article NINTH shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such amendment, alteration, repeal or adoption.

G. This Article NINTH shall become inoperative and of no effect following the Operative Date.

TENTH: A. Until the first date that Citi ceases to beneficially own (as such term is defined in Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act), in the aggregate, shares entitled to fifty percent (50%) or more of the votes entitled to be cast by the holders of the then outstanding Common Stock, any and all directors may be elected, or removed or replaced, at any time, either with or without cause, by the affirmative vote of a majority of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation.

B. For purposes of this Article TENTH, “Citi” shall have the meaning set forth in Article SEVENTH of this Restated Certificate of Incorporation.

C. Notwithstanding anything in this Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Restated Certificate of Incorporation or the GCL, until the first date that Citi ceases to beneficially own (as such term is defined in Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act), in the aggregate, shares entitled to fifty percent (50%) or more of the votes entitled to be cast by the holders of the then outstanding Common Stock, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation shall be required to amend, alter or repeal, or adopt any provision inconsistent with, any provision of this Article TENTH. Neither the amendment, alteration or repeal of this

Article TENTH nor the adoption of any provision inconsistent with this Article TENTH shall eliminate or reduce the effect of this Article TENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such amendment, alteration, repeal or adoption. This Article TENTH shall become inoperative and of no effect following the date Citi ceases to beneficially own (as such term is defined in Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act), in the aggregate, shares entitled to fifty percent (50%) or more of the votes entitled to be cast by the holders of the then outstanding Common Stock.

ELEVENTH: A. Any action which, under the GCL, may be taken at a duly called meeting of stockholders may be taken without a meeting as follows: (i) by one or more consents in writing, setting forth the action so taken or to be taken, bearing the date of signature and signed by all of the persons who would be entitled to vote upon such action at a meeting, or by their duly authorized attorneys; or (ii) as long as Citi continues to own shares of capital stock entitled to vote a majority of the votes entitled to be voted thereon by the holders of the then outstanding capital stock, by one or more consents in writing, bearing the date of signature and setting forth the action to be taken, signed by persons holding shares of capital stock entitled to vote a majority of the votes entitled to be voted thereon by the holders of the then outstanding capital stock or to take such action, or their duly authorized attorneys. The Secretary of the Corporation shall file such consent or consents, or certify the tabulation of such consents and file such certificate, with the minutes of the meetings of the stockholders.

B. Notwithstanding any other provision of this Restated Certificate of Incorporation or the GCL, until the occurrence of the Operative Date, the affirmative vote of least eighty percent (80%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation shall be required to amend, alter or repeal, or to adopt any provision as part of this Restated Certificate of Incorporation inconsistent with the purpose and intent of, this Article ELEVENTH. Neither the amendment, alteration, termination or repeal of this Article ELEVENTH nor the adoption of any provision inconsistent with this Article ELEVENTH shall eliminate or reduce the effect of this Article ELEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article ELEVENTH, would accrue or arise, prior to such amendment, alteration, termination, repeal or adoption.

TWELFTH: A. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article TWELFTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article TWELFTH to directors and officers of the Corporation.

B. The rights to indemnification and to the advance of expenses conferred in this Article TWELFTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate of Incorporation, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

C. Any repeal or modification of this Article TWELFTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

THIRTEENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws.

FOURTEENTH: Unless the Corporation (through approval of the Board of Directors) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any actual or purported derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the GCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article FOURTEENTH.

FIFTEENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to amend, alter or repeal the By-Laws, or adopt new By-Laws. The affirmative vote of at least sixty-six and two third percent (66 2/3%) of the entire Board of Directors shall be required to amend, alter, repeal or adopt the By-Laws. The By-Laws also may be amended, altered, repealed or adopted by the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation.

SIXTEENTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Restated Certificate of Incorporation, the By-Laws or the GCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation shall be required to amend, alter, repeal or adopt any provision as part of this Restated Certificate of Incorporation inconsistent with the purpose and intent of Article FIFTEENTH and Article SIXTEENTH of this Restated Certificate of Incorporation.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed on its behalf this      day of                     , 2010.

PRIMERICA, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO THE RESTATED CERTIFICATE OF INCORPORATION]

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